UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 25, 2008

Date of Report (date of earliest event reported)

CUTERA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0470324
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adjustments to Non-Employee Director Compensation

On April 25, 2008, our Compensation Committee (the “Committee”) of our Board of Directors (the “Board”) recommended to our Board, and our Board approved the 2008 annual equity and cash compensation for our non-employee directors, after a review of market trends and the changing level of responsibilities of our non-employee directors. The changes in cash compensation, effective from January 1, 2008, are as follows:

Annual Compensation (Paid Quarterly)	Effective January 1, 2008(1)	Prior to Change
Board Member Fee	$25,000	$25,000
Audit Committee Chair Fee	$20,000	$17,000
Compensation Committee Chair Fee	$20,000	$10,000
Audit Committee Member Fee	$7,500	$6,500
Compensation Committee Member Fee	$6,000	$4,000

(1)	In addition to the annual compensation noted in this table, non-employee directors will each receive $1,000 for each meeting attended in a calendar year that exceeds seven regular board meetings, seven Audit Committee meetings and five Compensation Committee meetings. Prior to this change, those numbers were seven, nine and five, respectively.

In accordance with the terms of our 2004 Equity Incentive Plan, our Board approved changes in the equity compensation of our non-employee directors, effective January 1, 2008. Specifically, the initial grant of our stock options to new non-employee members of our Board was increased from 10,000 shares to 14,000 shares which shares shall continue to vest yearly over three years, subject to the director’s continuing service. Additionally, our Board adjusted the annual grant of our stock options to each of our non-employee directors from 5,000 shares to 7,000 shares. As a result, beginning with our annual meeting of stockholders in 2008 and immediately following each annual meeting thereafter, each non-employee director will be granted an option to purchase 7,000 shares of our common stock which will fully vest one-year after the grant date, subject to the director’s continuing service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.

By:	/s/ Kevin P. Connors
Kevin P. Connors
President and Chief Executive Officer

Date: May 1, 2008.